Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated October 24, 2018 and May 10, 2018, relating to the financial statements and financial highlights, which appear in John Hancock U.S. Growth Fund (one of the funds constituting John Hancock Funds II) and John Hancock Strategic Growth Fund’s (now known as John Hancock U.S. Quality Growth Fund) (one of the funds constituting John Hancock Funds III) Annual Reports on Form N-CSR for the years ended August 31, 2018 and March 31, 2018, respectively. We also consent to the references to us under the headings “Experts”, “Exhibit A - Form of Agreement and Plan of Reorganization”, and “Pro Forma Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 5, 2018